Exhibit 99.1

IMPCO TECHNOLOGIES COMPLETES

PUBLIC OFFERING OF 4,600,000 SHARES

Cerritos, CA, February 14, 2005 – IMPCO Technologies, Inc. (Nasdaq: IMCO) today announced the completion of its public offering of 4,000,000 shares of its common stock on Friday, February 4, and an additional 600,000 shares on Friday, February 11, at a price of $5.75 per share. Proceeds to IMPCO totaled $24,863,000, of which approximately $1,000,000 will cover expenses of the offering and $10,017,600 was placed in escrow for satisfaction of the cash portion of the previously announced purchase of the remaining 50% of BRC, an affiliated company. The balance of net cash proceeds of approximately $13,845,400 will be used for working capital and corporate purposes.

Approximately 35 institutional accounts new to IMPCO and 10 current holders of the stock were the purchasers. This offering increased IMPCO’s institutional ownership base by approximately 50%. First Albany Capital Inc. was the lead underwriter and sole book-running manager of the offering and Adams Harkness, Inc. was a co-managing underwriter.

About IMPCO Technologies and BRC

IMPCO and BRC design, manufacture, market and supply advanced alternative fuel systems and related products for the transportation, industrial and power generation markets. Headquartered in Cerritos, California and Cherasco, Italy, they have offices in Asia, Europe, Australia and South and North America. More information can be found at IMPCO’s web site, http://www.impco.ws and at BRC’s web site, http://www.brc.it.

Except for historical information, the statements, expectations and assumptions contained in the foregoing press release are forward-looking statements. Such forward-looking statements may include, but are not limited to, the company’s expectations regarding consolidated revenues in future periods and the likelihood that expected closing conditions will be satisfied and the transaction will be consummated as and when expected. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Factors that could cause actual results to differ materially from such forward-looking statements include, among other factors, prevailing market conditions that affect our stock price and our ability to raise capital; our ability to obtain consent of our senior lender to this transaction; our ability to redeem our senior subordinated notes; our ability effectively to integrate our management team during the expected transition period; the combined company’s ability to meet OEM specifications; the success of our recently announced programs with strategic partners; factors that impact growth in international markets; and the level and success of the company’s development programs with OEMs. Readers also should consider the risk factors set forth from time to time in the company’s SEC reports, including but not limited to those contained in the section entitled “Management’s Discussion & Analysis of Financial Condition and Results of Operation – Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

For further information, contact Mr. Dale Rasmussen, Investor Relations

Phone: +1-206-315-8242

Fax: +1-206-315-8301